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                                  Exhibit 21.1

                           SCHUFF INTERNATIONAL, INC.
                              LIST OF SUBSIDIARIES

-     Schuff Steel Company, a Delaware Corporation

-     Addison Steel, Inc., a Florida Corporation

-     Bannister Steel, Inc., a California Corporation

-     Quincy Joist Company, a Delaware Corporation

-     Six Industries, Inc., a Delaware Corporation

-     On-Time Steel Management Holding, Inc., a Delaware Corporation

      -     On-Time Steel Management, Inc., a Delaware Corporation

      - On-Time Steel Management-Colorado, L.L.C., a Delaware Limited Liability Corporation

      - On-Time Steel Management-Northwest, L.L.C., a Delaware Limited Liability Corporation